SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

Bob Evans Farms, Inc.
(Name of Registrant as Specified In Its Charter)

Sandell Asset Management Corp.
Thomas E. Sandell
Castlerigg Master Investments Ltd.
Castlerigg International Limited
Castlerigg International Holdings Limited
Castlerigg Offshore Holdings, Ltd.
Castlerigg Merger Arbitrage and Equity Event Intermediate Fund, L.P.
Castlerigg Merger Arbitrage and Equity Event Fund, Ltd.
Castlerigg Merger Arbitrage and Equity Event Master Fund, Ltd.
Castlerigg Global Equity Special Event Fund, Ltd.
Castlerigg Global Equity Special Event Intermediate Fund, L.P.
Castlerigg Global Equity Special Event Master Fund, Ltd.
Pulteney Street Partners, L.P.
Douglas N. Benham
Charles M. Elson
David W. Head
C. Stephen Lynn
Annelise T. Osborne
Aron I. Schwartz
Michael Weinstein
Lee S. Wielansky
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act
Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

On April 24, 2014, Sandell Asset Management Corp. ("SAMC") issued by press release a letter to stockholders of Bob Evans Farms, Inc. (the "Company"). In the press release, SAMC included a link to a presentation for stockholders. Copies of the press release (which includes the full text of the open letter to stockholders) and the investor presentation are filed herewith as Exhibit 1 and Exhibit 2, respectively.

Also on April 24, 2014, SAMC posted various soliciting materials to www.RefreshBobEvans.com (the "Website"). Copies of the materials posted to the Website are filed herewith as Exhibit 3. Other than materials filed herewith, all materials posted to the Website that are required to be filed as soliciting material on Schedule 14A have been previously filed by SAMC with the Securities and Exchange Commission on Schedule 14A.

Information regarding the Participants in a solicitation of proxies from stockholders of the Company in connection with the Company's 2014 annual meeting of stockholders is filed herewith as Exhibit 4.